Exhibit 4.3

OFFER TO SUBLEASE

TO: MANSON CREEK RESOURCES LTD.
A body corporate having an office in the City of Calgary in the Province of Alberta.
(THE "SUBLANDLORD")

FROM: TYLER RESOURCES INC.
A body corporate having an office in the City of Calgary in the Province of Alberta.
(THE "SUBTENANT")

1. PREMISES

The Subtenant hereby offers to sublease from the Sublandlord approximately 934.5 square feet of the 3,738 square feet of rentable area (the "Rentable Area"), on the 5th Floor (the "Premises"), outlined in red in Schedule "A," of the Building, located at 926-5th Avenue S.W., Calgary, Alberta (the "Building").

2. TERM

The term of the Sublease shall be for a period of 5 years and 0 months commencing on January 1, 2002 (the "Commencement Date") and expiring on December 31, 2006 (the "Expiry Date"), which period is hereinafter referred to as the "Term".

3. RENT

The annual Base Rent shall be calculated at the rate of thirteen dollars ($13.00) per square foot of Rentable Area during years 1 to 5. The annual Base Rent shall be payable in advance in equal monthly installments.

4. ADDITIONAL RENT

The sublease agreement hereby contemplated is fully net and the Base Rent shall be completely net to Sublandlord, with no deduction or setoff whatsoever. The Subtenant shall pay as additional rent (the "Additional Rent") its proportionate share of costs incurred in the operation, maintenance, management and supervision of the property as defined by the Sublandlord's current lease for the Premises (the "Lease").

5. USE OF PREMISES

The Premises shall be used as office space for the purpose of operating a business, provided such purpose(s) comply with the provisions of the Lease and all applicable laws, by-laws, regulations or other governmental ordinances from time to time in existence.

6. CONDITION OF PREMISES

It is hereby agreed that the Premises are leased to the Subtenant on an "as is, where is" basis and there are no representations or warranties concerning the Premises. The Premises will be provided to the Subtenant in a clean and tidy condition with all electrical, mechanical and plumbing systems in good working condition.

Subject to prior written approval from the Sublandlord and Landlord, which approval shall not be unreasonably withheld, all other work required for the Premises will be provided and installed by the Subtenant at the Subtenant's sole cost and expense.

7. PARKING

The Sublandlord shall provide 1 parking stalls in the premises throughout the Term at the current rental of $185.00 dollars per month per stall, subject to increase to current market rentals from time-to-time upon the Sublandlord providing the Subtenant with a minimum of thirty (30) days prior notice thereof. The Subtenant shall be responsible for its proportionate share of the cost of the parking stall, calculated in the same proportions as "Additional Rent".

8. FORMAL LEASE

Except only as varied by the terms of this Offer to Sublease, the Subtenant agrees to be bound by the terms and conditions, rules and regulations of the Lease between Gibralt Capital Corporation (the "Landlord") and Manson Creek Resources Ltd. as Tenant, a copy of which will be provided by the Sublandlord upon acceptance of this Offer to Sublease.

The Subtenant acknowledges and agrees that all rights and remedies available to the Landlord with respect to the Tenant under the terms of the Lease shall be available to the Sublandlord with respect to this sublease agreement. Further, should the Landlord wish to exercise its rights or remedies under the Lease then the Sublandlord will have the same rights and remedies as the Landlord; and the Subtenant will be bound in the same manner as if it was the Tenant. The Sublandlord will use its best efforts to effect to the Subtenant's benefit all rights and remedies granted to it as the Tenant under the terms of the Lease.

9. DEPOSIT

Upon unconditional acceptance of this Offer to Sublease, the Subtenant will deliver a cheque in the sum of Eight Thousand Five Hundred Thirty-four dollars and Fifty-nine cents ($8,534.59) to the Sublandlord as a deposit for application on account of the Base Rent and Additional Rent (including GST) becoming due under this sublease agreement for the first and last four months of the Term, and as security for the due performance of the Subtenant's obligation hereunder.

If this Offer to Sublease is accepted by the Sublandlord in accordance with the terms hereof and the Subtenant does not take possession of the Premises in accordance with the Terms hereof, the deposit will be retained by the Sublandlord as liquidated damages.

10. NOTICE

Any notice herein required to be given shall be deemed to be sufficiently given if delivered, sent by first class mail, postage prepaid or sent by facsimile

To the Sublandlord:

Attention: President
Manson Creek Resources Ltd.
Suite 500, 926-5th Avenue S.W.
Calgary, Alberta T2P 0N7
Facsimile: (403) 266-2606

To the Subtenant up to and including December 31, 2006:

Attention: President
Tyler Resources Inc.
Suite 500, 926-5th Avenue S.W.
Calgary, Alberta T2P 0N7
Facsimile: (403) 266-2606

Any notice shall be deemed to have been received on the third business day after the Date on which it was mailed, at the time of delivery if delivered, one day following transmission if delivered by facsimile.

11. ASSIGNMENT/SUBLETTING

Without the prior written consent of the Sublandlord and Landlord, which consent may not be unreasonably or arbitrarily withheld, the Subtenant shall not assign, sublet, or otherwise part with possession of or create any interest in all or any part of the Premises.

12. ENTIRE AGREEMENT

It is understood and agreed that there are no covenants, representations, agreements, warranties or conditions in any way relating to the subject matter of this Offer to Sublease, whether expressed or implied, collateral or otherwise, either oral or written, except for those set forth in this Offer to Sublease.

Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Offer to Sublease shall be binding upon the Sublandlord or the Subtenant unless reduced to writing and signed by each of them. This Offer to Sublease shall be governed by and construed in accordance with the laws of the Province of Alberta.

13. SCHEDULES

The Schedules referred to in this Offer to Sublease and attached herewith are deemed to be incorporated herein.

14. TIME OF THE ESSENCE

Time shall be of the essence of this Offer to Sublease and each and every part hereof.

15. DEFINITIONS

The definitions as set forth in the Lease shall apply to this Offer to Sublease.

16. ACCEPTANCE

This Offer to Sublease is open for acceptance by Sublandlord and shall be irrevocable until noon October 25, 2001, MST. If this Offer to Sublease is not executed by Sublandlord and returned to Subtenant on or before that time in the original format or as facsimile copy, this Offer to Sublease shall be null and void and have no further force and effect.

EXECUTED BY the Subtenant at the City of Calgary, in the Province of Alberta, October 26, 2001.

TYLER RESOURCES INC.

Per: ______________________

ACCEPTED BY the Sublandlord at the City of Calgary, in the Province of Alberta, October 26, 2001.

MANSON CREEK RESOURCES LTD.

Per: ______________________

SCHEDULE "A"
THE PREMISES





5th Floor

926 - 5th Avenue S.W.

Existing Floor Plan - 1/16" = 1'-0"
June, 2000

CB Richar